Exhibit 99.1

DEMAND MEDIA’S BRIAN PIKE ASSUMES COO ROLE

Santa Monica, Calif. — May 21, 2015 — Demand Media, Inc. (NYSE: DMD), today announced that Brian Pike, its Chief Technology Officer, will now also serve as Chief Operating Officer. The company also announced that Julie Campistron, Executive Vice President, Media, has decided to step down on June 5 after eight years with Demand Media, but will continue consulting for the company through August, while Scott Boecker, Executive Vice President, Marketplaces, is leaving to pursue another opportunity.

“Beyond his technology role, Brian has become invaluable to our core business during this period of transformation and because of this, we are very fortunate to have him expand his responsibilities into an operational role,” said Sean Moriarty, CEO of Demand Media. “His knowledge, creativity and leadership make him the perfect person to continue our focus on building operational excellence and efficiencies into all areas of the company.”

Brian joined Demand Media in November 2014 from Rubicon Project where as the CTO he led the company through a period of rapid growth and last year’s IPO. Prior to Rubicon, Brian served as CTO of Ticketmaster. In addition to his undergraduate degree from Stanford University, he has an MBA from the Anderson School of Management at UCLA.

“We also want to wish Julie Campistron and Scott Boecker well in their new endeavors,” said Moriarty. “For eight years Julie poured her heart and soul into the business and has been a trusted partner and advisor to me and the leadership team. Scott’s contribution was critical to the smooth integration that Saatchi Art had into Demand Media’s Marketplaces business after its acquisition last year. We thank them both for their contributions to Demand Media.”

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a diversified Internet company that builds platforms across our media (eHow, LIVESTRONG.com and Cracked) and marketplace (Society6 and Saatchi Art ) properties to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. In addition, Demand Media’s Content Solutions and Demand360 programmatic offerings help advertisers find innovative ways to engage with their customers. For more information about Demand Media, visit www.demandmedia.com.

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Media Contact:

David Glaubke.

Vice President, Corporate Communications

david.glaubke@demandmedia.com

(310) 917-6490

Investor Contact:

Malindi Davies
IR@demandmedia.com